                                                                    EXHIBIT 10.7

              CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
               PORTIONS OF THIS DOCUMENT. SUCH PORTIONS HAVE BEEN
               REDACTED AND MARKED WITH ASTERISKS (***). THE NON-
             REDACTED VERSION OF THIS DOCUMENT HAS BEEN SENT TO THE
                SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN
                     APPLICATION FOR CONFIDENTIAL TREATMENT

               AMENDED AND RESTATED BINDING AGREEMENT IN PRINCIPLE

                  AMENDED AND RESTATED BINDING AGREEMENT IN PRINCIPLE, effective as of March 8, 1999 (the "Signing Date"), by and between PRAECIS PHARMACEUTICALS INCORPORATED, a Delaware corporation with its principal place of business at 1 Hampshire Street, Cambridge, Massachusetts 02139-1572 ("Praecis"), and Amgen Inc., a Delaware corporation with its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1789 ("Amgen").

                  WHEREAS, the parties desire to enter into a collaboration respecting the research, development and commercialization of certain LHRH antagonist compounds;

                  WHEREAS, the parties desire to enter into a legal and binding agreement with respect to the terms and conditions under which Praecis and Amgen are prepared to conduct such collaboration;

                  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, and intending to enter into a legal and binding agreement, the parties hereby agree to the terms and conditions of this Binding Agreement in Principle and the accompanying exhibits and schedules, all of which are incorporated herein by reference.

                  IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Binding Agreement in Principle as of the Signing Date.

PRAECIS PHARMACEUTICALS INCORPORATED

By     /s/   Malcolm L. Gefter
  -----------------------------------
Name:   Malcolm L. Gefter, Ph.D.
Title: Chief Executive Officer and President

AMGEN INC.

By     /s/  Gordon M. Binder
  --------------------------------
Name:   Gordon M. Binder
Title: Chief Executive Officer

1. PARTIES. Amgen Inc. ("Amgen") and PRAECIS PHARMACEUTICALS INCORPORATED ("Praecis").

2. COLLABORATION TECHNOLOGY. As used in this Binding Agreement in Principle, "Collaboration Technology" means any and all proprietary data, information, materials, know-how or intellectual property (including Patent Rights) to which Praecis or its Affiliates now or hereafter has any right, title or interest which Praecis is entitled to license or sublicense, relating to LHRH Antagonist Compounds (in the case of any depot or other formulation, for use with LHRH Antagonist Compounds only), including but not limited to the Praecis Patent Rights set forth on Exhibit A attached hereto and incorporated herein. "LHRH Antagonist Compounds" means compounds (including salts and prodrugs) which exhibit Lutenizing Hormone Releasing Hormone (LHRH) antagonist activity, including but not limited to the decapeptide known as Abarelix or PPI-149 and further described in Exhibit B (hereinafter referred to as "Abarelix"), all compounds included in the IUF License Agreement (including those identified in Section 3.01(b) thereof) and any other technology owned or controlled by Praecis which Praecis is entitled to license or sublicense and which is necessary or useful to make, have made, use, sell, or offer to sell any compounds that exhibit LHRH antagonist activity. For purposes hereof, "Collaboration Technology" shall include all prodrugs and salts used in connection with compounds that exhibit LHRH antagonist activity, regardless of whether or not such prodrugs or salts exhibit such activity.

3. LICENSED PRODUCTS. As used in this Binding Agreement in Principle, "Licensed Products" means all products described in, claimed in, incorporating or containing Collaboration Technology. Licensed Products shall also include Praecis Improvements.

4. FIELD OF USE. As used in this Binding Agreement in Principle, "Field of Use" means all human therapeutic, prophylactic and diagnostic uses of Licensed Products. The Field of Use shall not include Licensed Products for ***, provided that Praecis shall not, without Amgen's prior written consent (not to be unreasonably withheld), directly or indirectly transfer (other than by operation of law), assign or sublicense any rights to make, have made, use, sell, offer to sell, export and import Licensed Products for *** and may use such rights only to commercialize Licensed Products that, in Amgen's reasonable determination, would not adversely effect the commercialization of Licensed Products sold for human therapeutic, prophylactic or diagnostic use.

5. LICENSE GRANT. Praecis grants to Amgen and its Affiliates an exclusive license, with a right to sublicense, under the Collaboration Technology, to make, have made, use, sell, offer to sell, export and import Licensed Products in the Field of Use in the Licensed Territory. This license grant shall include, but not be limited to, the grant of an exclusive sublicense in the Field of Use in the Licensed Territory under any and all rights granted to Praecis under the IUF License Agreement. Notwithstanding the foregoing, Amgen shall not sublicense or otherwise assign or transfer (other than by operation of law) substantially all of its rights to market and sell the Licensed Products in the United States without the prior written consent of Praecis (not to be unreasonably withheld). Praecis will be considered by Amgen as a possible sublicensee. Any sublicense by Amgen shall be consistent with the terms hereof and the IUF License Agreement and shall contain all of the terms required by the IUF License Agreement to be included in any sublicense. If IUF should object that the IUF License Agreement does not entitle Amgen or its Affiliates to grant any such sublicense to a third party, upon request by Amgen, Praecis will grant such sublicense directly to such third party.

6. LICENSED TERRITORY. As used in this Binding Agreement in Principle, "Licensed Territory" means each and every country of the world (except those set forth on Exhibit C), including their respective territories and possessions, regardless of any changes relating to such countries, territories and possessions after the Signing Date. Amgen recognizes that it shall not be entitled to rights to any of the countries, including their territories and possessions, listed on Exhibit C regardless of any changes relating to such countries, territories or possessions after the Signing Date.

7. MILESTONE PAYMENT. A single non-refundable milestone payment in the amount of $15 MM will be payable by Amgen to Praecis one time and for one indication only, regardless of the number of Licensed Products developed or the number of indications approved. This milestone payment shall be due within 30 days following NDA approval by the FDA of Abarelix in either the prostate cancer or endometriosis indication, whichever is approved first.

8. INITIAL PAYMENT. Amgen shall pay to Praecis a non-refundable payment of $10 MM in respect of R&D expenses incurred by Praecis prior to January 1, 1999. This payment shall be exclusive of, and in addition to, the payments set forth in
Section 14e).

9. TRANSFER PRICE AND ROYALTY IN THE UNITED STATES.

         a) AMGEN FUNDING. Amgen will be responsible for funding in the amount of $200 MM, to be paid in the form of : (1) the Initial Payment of $10 MM as set forth in Section 8, (2) one Milestone Payment of $15 MM as set forth in Section 7, and (3) $175 MM total combined actual operating expenses (including R&D, Sales and Marketing, G&A and other expenses and purchases of Licensed Product, whether inventoried or expensed), to be spent in accordance with: (a) the Long Range Plan attached hereto as Exhibit D (except to the extent modified by the Annual Budgets), (b) the Development Plan attached hereto as Exhibit E (to the extent expenses in the Development Plan are included in the R&D component of the Annual Budgets) and (c) the sales and marketing plan, the costs of which are reflected in the Long Range Plan (except to the extent modified by the Annual Budgets). If the Amgen $175 million has not been expended by the time of the launch of the first Licensed Product, then the balance of such $175 million shall be expended by Amgen to pay operating expenses for the Licensed Product as incurred.

         b) LONG RANGE PLAN. The Long Range Plan shall serve as guidance for preparing annual budgets for the Licensed Products ("Annual Budgets"). The Long Range Plan may be amended at any time with the mutual agreement of the parties. *** The parties will agree on a new long range plan one year prior to expiration of the Long Range Plan, provided that such new long range plan shall include the following assumptions: annual Sales and Marketing expenses shall be *** , annual G&A expenses shall be ***.

         c) ANNUAL BUDGET. An Annual Budget will be established and determined by mutual agreement prior to each year based upon the Long Range Plan. If the parties are unable to agree on the Annual Budget, then the Annual Budget for that year shall be determined as follows: Amgen shall reasonably and in good faith determine the sales forecast; expenses shall be as set forth for that year in the Long Range Plan, provided that with respect to each expense item, the party with final decision making authority with respect to an expense item shall have the authority ***. Except as otherwise provided herein, expenses may be incurred outside the Annual Budget by either party but such expenses shall be borne solely by the party incurring such expenses without compensation from the other party. Once the Annual Budget has been determined, each expense category in the Annual Budget may be ***. In addition, once the Annual Budget has been determined, each expense category in the Annual Budget may be ***. Notwithstanding any of the foregoing, annual G&A expenses shall ***, annual Distribution costs shall ***. Within 20 days following the end of each quarter the parties agree to report and perform a reconciliation of Actual Expenses incurred during the prior quarter to the Annual Budget.

         d) TRANSFER PRICE AND ROYALTY. Following Amgen's funding of $175 MM in total combined Actual Expenses as set forth above, and until the beginning of the calendar year following the first calendar year in which there are Actual Profits, Amgen and Praecis will each be responsible for 50% of all Research and Development costs, including the costs of any additional qualifying and commercial lots of Licensed Products which may be required, if any, to be reconciled and paid on a quarterly basis. In addition, following Amgen's funding of $175 MM in total combined Actual Expenses as set forth above and until the beginning of the calendar year following the first calendar year in which there are Actual Profits, in recognition of the costs of establishing a sales and marketing infrastructure for the Licensed Products, Praecis will be responsible and agrees to reimburse Amgen, on a quarterly basis, for 50% of Amgen's Sales and Marketing costs, with such amounts so owing by Praecis to be reflected in a quarterly reconciliation. In addition and not in lieu of any amount to which Praecis is entitled pursuant to the foregoing provisions of this Section 9(d), Amgen shall pay Praecis a transfer price per unit of Licensed Product (the "Transfer Price") based upon a) *** . After the Transfer Price Margin has been established for a given calendar year it may be adjusted (but in no event to less than zero) in respect of such calendar year as mutually agreed by the parties or by Amgen to reflect the occurrence of a material external medical, scientific, legal or commercial event or events beyond the control of either party. A payment equal to the Transfer Price multiplied by the number of units of Licensed Product supplied by Praecis (or its Affiliates or sublicensees) and received by Amgen (or its Affiliates or sublicensees) shall be paid by Amgen (or its Affiliates) to Praecis (or its Affiliates) within 30 days following the date invoiced by Praecis. Not later than 30 days after the end of each calendar quarter, Amgen shall provide Praecis with a statement of the Cumulative Adjusted Profits through such quarter and pay a royalty to Praecis, if any is due. The royalty, if any, shall be equal to: *** Beginning the calendar year following the first calendar year in which there are Actual Profits, in the event the *** . Development cost payments by Synthelabo to Praecis pursuant to the Synthelabo Agreement for indications other than prostate cancer and endometriosis shall be shared equally by Praecis and Amgen.

         e) LINE OF CREDIT. In the years 2000-2002, Amgen shall extend to Praecis a line of credit not to exceed $150 MM. The line of credit will bear interest at the prime rate as quoted in The Wall Street Journal plus *** per annum, shall be secured by a security interest in all amounts receivable by Praecis arising from the Collaboration Technology, including without limitation pursuant to the Synthelabo Agreement (as well as a right of offset against amounts payable to Praecis hereunder in the event of Praecis' default in repayment when due) and the principal and interest of which shall be repaid according to the schedule set forth in Exhibit F. Amounts outstanding under the line of credit may be prepaid at any time without premium or penalty.

The line of credit shall be made available by Amgen only upon the satisfaction of all of the following conditions (which conditions shall also apply with respect to each drawdown):

      a) The NDA for Abarelix for the treatment of prostate cancer is approved and Abarelix is being commercially sold and such approval remains in effect;

      b) The loan can reasonably be expected to be repaid from the Transfer Price Margin and royalties resulting from Licensed Product sales;

      c) ***

      d) Documentation reasonably satisfactory to Amgen (it being understood that such documentation shall not include any operating or financial covenants).

Notwithstanding the foregoing, conditions a) and b) shall not apply with respect to the availability of the line of credit, or to drawdowns thereunder, for the years 2000 and 2001 and the first $10 million of drawdowns in 2002. Praecis must demonstrate a cash flow need reasonably acceptable to Amgen for each drawdown in 2002. Drawdowns on the line of credit may be made on a quarterly basis. The maximum aggregate drawdown under the line of credit in each specified year shall be up to the following amounts:

                           Maximum Aggregate
         Year                  Drawdown
         2000                $ 25 million
         2001                $ 75 million
         2002                the balance of the $150 million line of credit
                                 remaining after all previous drawdowns

      The parties agree to discuss in good faith adjustments to the years of availability and limitations on annual drawdowns based on changes in facts and circumstances.

      10. ROYALTY IN OTHER COUNTRIES IN THE LICENSED TERRITORY. In countries in the Licensed Territory other than the United States, royalties will be payable quarterly as follows:


          a)       ***

          -        *** of Net Sales of a Licensed Product

          b)       ***

          -        *** of Net Sales of a Licensed Product

          c)       ***

          -        *** of Net Sales of a Licensed Product

All the above royalties may be reduced on a country by country basis as follows, provided that in no event will royalties in any country be reduced by more than ***%:

***

11. AUDIT RIGHTS. Each party agrees that the other party shall have reasonable audit rights during reasonable times to confirm Net Sales in countries in the Licensed Territory outside the United States, and in the United States to confirm Net Sales, external expenses, and FTEs for internal expenses with respect to Section 9. Such audit shall be performed not more than once per year. Such audit shall be performed by the inquiring party's auditors and at the cost of the inquiring party. If such audit discloses an underpayment, the party being audited shall promptly pay the inquiring party unless the party being audited disputes such amount in good faith. If such audit reveals an underpayment for the year of *** or more, then the party being audited shall reimburse the inquiring party for the reasonable costs of the audit.

12. IUF LICENSE AGREEMENT AND ROYALTY. Praecis shall be solely responsible for the payment of all royalties or other payments due under the IUF License Agreement. If:

         (1) Praecis shall fail to make any such payments to IUF within 60 days after due; or

         (2) the IUF License Agreement shall be terminated and the sublicense thereunder to Amgen (as contained in this Binding Agreement in Principle) shall survive; or

         (3) Praecis enters into an arrangement of creditors and/or bankruptcy (in which case Praecis shall be obligated to give Amgen one week prior written notice thereof),

then Amgen may (in the event of (1)) and shall (in the event of (2) and (3)), make all payments due to IUF under the IUF License Agreement with respect to sales of Licensed Product by Amgen in the Licensed Territory and Amgen shall deduct the full amount of any such payments actually made by Amgen from any amounts payable to Praecis hereunder.

The sublicense under the IUF License Agreement contained in this Binding Agree-ment in Principle shall survive termination of the IUF License Agreement.

Praecis will not during the Term take any actions to terminate or restrict its rights under the IUF License Agreement and will discharge all of its obligations thereunder. Praecis will promptly notify Amgen in writing if (1) IUF notifies Praecis that a breach of the IUF Agreement has occurred, and, to the extent known by Praecis, Praecis shall further notify Amgen as to when such breach has been or is intended to be cured; (2) Praecis notifies IUF that a breach of the IUF Agreement has occurred, and Praecis will notify Amgen as to when such breach has been or is intended to be cured; or (3) the rights to Praecis under the IUF Agreement are converted, or IUF intends to convert such rights, from exclusive to non-exclusive.

Amgen hereby grants to Praecis, for further grant to IUF, a royalty-free, nonexclusive, non-transferable license, to use for research and educational purposes only, and without the right to sublicense, any and all Improvements owned or controlled by Amgen.

Not later than 90 days following the Signing Date, Praecis agrees to use all reasonable efforts to obtain agreement with IUF that: (a) sections 5.01 (Market Development) and 5.02 (Performance Standards) of the IUF License Agreement are satisfied by Commercially Reasonable Efforts hereunder; (b) Amgen shall have the first right, followed by Praecis, and then by IUF to carry out the patent prosecution activities set forth in sections 10.01 and 10.02 of the IUF License Agreement, with respect to Collaboration Patents, (c) section 12.05 of the IUF License Agreement shall be amended so that in the event the license from IUF to Praecis terminates, the sublicense to Amgen granted hereunder shall survive and Amgen shall assume all rights and obligations of Praecis with respect to the IUF License Agreement and (d) the sublicense to the IUF License granted to Amgen hereunder is a valid sublicense under the IUF License Agreement.

13. TERM OF AMGEN PAYMENT OBLIGATIONS. Amgen's payment obligations hereunder will be payable on a country by country basis: *** on a Patented Product until the last to expire of the patents covering such Patented Product and ***. Thereafter, Amgen shall have a paid up, consideration free, perpetual license to make, have made, use, sell, offer to sell, export and import Licensed Products in such country.

14.  RESEARCH, DEVELOPMENT AND REGULATORY.

         a) DEVELOPMENT PLAN FOR U.S. The parties have agreed to the Development Plan attached hereto as Exhibit E, which shall determine development activities to be undertaken in the United States States (to the extent expenses in the Development Plan are included in the R&D component of the Annual Budget). It is anticipated that the Development Plan will need to be modified based upon the results of clinical trials and other unanticipated events and any such modifications may affect, among other things, the R&D and Sales & Marketing budgets, actual R&D, Sales and Marketing and other expenditures. Either party may perform clinical studies outside the Development Plan at its own expense, provided that if any such study is to be undertaken by the party that does not have final decision making authority as provided in subsection c) below, then such study shall take place only after obtaining the prior consent of the party with final decision making authority. Notwithstanding anything to the contrary contained in this Binding Agreement in Principle, Praecis shall obtain Amgen's prior approval of any studies Praecis approves for the Licensed Territory at the Praecis/Synthelabo Joint Steering Committee.

         b) COMMITTEE. A product development and commercialization committee shall be established to discuss and coordinate the information and data necessary to obtain and maintain approval of the Licensed Products in the Field of Use in the Licensed Territory, formulate the strategies and plans to most effectively and efficiently obtain such approvals and to prepare plans to commercialize the Licensed Products (including sales and marketing) in the Field of Use in the United States. The committee shall be comprised of an equal number of representatives from each company, consisting of a project team leader from each company and other representatives appointed by each company. The committee shall meet quarterly (either in person, by telephone or videoconference) to review the progress and status of development and commercialization of Licensed Products in the Field of Use in the Licensed Territory. In the event that the committee is unable to reach a consensus decision on any issue, then the committee representatives of either party may bring such matter to the attention of senior management of the respective parties, following which either party's senior management may contact the other party's senior management. The party with the final decision making authority with respect to the subject matter of such issue shall be entitled to make the final determination. The Annual Budget will be prepared by the committee and submitted to senior management of both companies for decision pursuant to Section 9.

         c)  GOVERNANCE:  RESEARCH, DEVELOPMENT AND REGULATORY.

                   -  UNITED STATES

                  (i) PROSTATE CANCER. Praecis will have final decision making authority (subject to the R&D component of the Annual Budget (the "R&D Budget")) over all research, development and regulatory matters for all Licensed Products for the prostate cancer indication prior to the earlier of: a) NDA approval of the first indication for the first Licensed Product or b) Amgen's completion of its $175 MM funding obligation, or c) January 1, 2002. Following the earlier of the occurrence of either a), b) or c) in the preceding sentence, Amgen will have final decision making authority (within the R&D Budget) for all research, development and regulatory matters for all Licensed Products in the prostate cancer indication.

                  (ii) ENDOMETRIOSIS. Praecis will have final decision making authority (subject to the R&D Budget) over all research, development and regulatory matters for all Licensed Products for the endometriosis indication prior to the earlier of: a) the decision of both parties in writing to start the first Pivotal Trial for such indication (or the second Pivotal Trial for such indication if the study 149-98-05, part B is modified and becomes the first Pivotal Trial) or b) three months after the completion of the treatment period of the last patient on the study 149-98-05 part B or its modification into a Phase 3 study or c) upon NDA approval of the first indication for the first Licensed Product (provided that Praecis shall, if applicable, retain responsibility for completion of a first Pivotal Trial resulting from the modification of study 149-98-05, part B) or d) September 1, 2000. Following the occurrence of the earlier of: a), b), c) or d) in the preceding sentence, Amgen will have final decision making authority (within the R&D Budget) over all research, development and regulatory matters for all Licensed Products in the endometriosis indication. Amgen shall submit a transition plan to Praecis for possible transition earlier than contemplated in a), b), c) or d), which shall be considered by Praecis in good faith.

                  (iii) ALL OTHER INDICATIONS. Amgen will have final decision making authority (subject to the R&D Budget) over all research, development and regulatory matters for all Licensed Products for all other indications.

                   -  OTHER COUNTRIES IN THE LICENSED TERRITORY.

                  (i) Amgen will have final decision making authority over all research, development and regulatory matters for Licensed Products in the Field of Use in the Licensed Territory for all indications; provided that with respect to any clinical trial that will be submitted as part of a United States IND for prostate or endometriosis, then Praecis shall have the final decision making authority during the time period during which it has final decision making authority under subsections c)i) or c)ii) above.

         d) OWNERSHIP OF REGULATORY FILINGS AND LICENSES. Initially Praecis shall file and be the owner and party of record sponsoring all regulatory filings (INDs, PLAs, BLAs, ELAs and NDAs or other equivalent filings) and product licenses with respect to Licensed Products for all indications in the Field of Use in the United States. Such ownership and control shall be immediately transferred and assigned to Amgen upon the earlier of (1) NDA approval of the first indication for any Licensed Product in the

United States, (2) Amgen's completion of its $175 MM funding obligation or (3) September 1, 2000. Amgen will file INDs for all indications other than prostate and endometriosis and Praecis shall permit Amgen to cross reference Praecis' INDs as necessary consistent with final decision making authority in subsection
c) above. Each party shall inform, cooperate with and assist the other with respect to all material communications to or from regulatory authorities and both parties shall have the right to attend all FDA meetings and participate in all telephone calls with the FDA. Amgen and Praecis will have equal and complete access to the ongoing clinical trial databases for prostate cancer and endometriosis. For each clinical trial the parties will establish a corresponding master database for the data. When Amgen obtains final decision making authority, master databases shall be transferred by Praecis to Amgen. Outside the United States, Amgen shall have ownership and control of all regulatory filings and licenses in the Licensed Territory.

         e) RESEARCH, DEVELOPMENT AND OTHER OPERATING COSTS. Amgen will conduct and pay for all research and development activities in countries in the Licensed Territory outside the U.S. In the U.S., research and development costs shall be within the R&D Budget. As part of the $175 million total combined expenses to be paid by Amgen as described in Section 9, Amgen will pay to Praecis up to a total of approximately $100 million, which shall include research and development to be performed or contracted for by Praecis in accordance with the Development Plan, payable to Praecis as follows:

   $12.5 million on March 30, 1999
   $6.25 million on June 30, 1999, 2000
   $6.25 million on July 30, 1999, 2000
   $6.25 million on September 30, 1999, 2000
   $6.25 million on October 30, 1999, 2000
   $6.25 million on December 31, 1999, 2000
   $6.25 million on January 30, 2000, 2001
   $6.25 million on March 30, 2000
   $6.25 million on April 30, 2000

These payments are intended to cover estimated research and development expenses to be expended pursuant to the Development Plan within the R&D Budget and other operating expenses within the Annual Budget for such 8 quarters. These payments shall be reconciled on a quarterly basis not later than 30 days after the end of each quarter against actual external and internal expenses. Amounts paid but not expended in such quarter or expended but not previously paid by Amgen in accordance with this Section 14(e), as reflected in such reconciliation, shall reduce or increase the next payment due.

         f) SYNTHELABO. Praecis will use reasonable efforts to have both it and Amgen meet with Synthelabo to coordinate worldwide clinical trial activities and the provision of safety data.

         g) DILIGENCE. The parties will use Commercially Reasonable Efforts to develop Licensed Products in the Licensed Territory.

15. MANUFACTURING.

         a) SUPPLY OF COMMERCIAL PRODUCT BY PRAECIS. Praecis shall use Commercially Reasonable Efforts to supply Amgen with all of its requirements for the Licensed Products for all countries in the Licensed Territory and all indications. Praecis will provide such supply within, and have final decision making authority with respect to, the COGS budget included in the Annual Budget as provided in Section 9. Praecis shall supply the Licensed Products in "nude" form (formulated and filled but unlabeled and unpackaged) and Amgen shall label and package and release all lots. Amgen's costs for these activities shall include QA/QC (Quality Assurance/Quality Control) and will be included in COGS following launch of the first Licensed Product. To the extent permitted by regulatory authorities, Praecis may subcontract the manufacture of all or any part of the manufacturing process to any third party approved by Amgen (such consent not to be unreasonably withheld and not to be required for any Praecis contracts in effect as of the Signing Date). Praecis shall not extend existing supply contracts or enter into new supply contracts without Amgen's prior consent (not to be unreasonably withheld). If Amgen grants its consent, Praecis may, to the extent permitted by law, regulation and regulatory authorities, enter into new contractual arrangements with any such third party, provided that
(1) each such third party and Praecis shall be bound by the obligations of Praecis to Amgen hereunder relating to manufacturing, (2) each such third party passes Amgen's quality audits and (3) each such third party agrees to adhere to the Amgen quality policy relating to third party contract manufacturers. During the 120-day period following the Signing Date, Praecis shall use commercially reasonable efforts (which shall not include payment by Praecis of any significant additional consideration) to cause its existing third party contract manufacturers to amend existing contracts with Praecis to provide for the foregoing. The Licensed Products shall be manufactured in accordance with mutually agreed specifications and in accordance with current Good Manufacturing Practices in a manufacturing facility registered with and approved for such purpose with the FDA. Amgen shall have the right to inspect and audit any parties involved in the manufacturing process and have its representatives be present at manufacturing facilities. Amgen shall have the right to ensure that raw material suppliers maintain compliance with current Good Manufacturing Practices, including having one or more Amgen employee in each supplier facility during all hours of operation. Praecis shall provide a certificate of analysis for all nude Licensed Products supplied to Amgen. Shelf life of Licensed Product supplied shall be mutually agreed. Amgen will accept risk of loss for Licensed Products following receipt of delivery from Praecis. Praecis shall supply Licensed Products for clinical trials in the Licensed Territory at its cost, as provided in the Annual Budget.

         b) GOVERNANCE. Amgen shall have final decision making authority to fulfill its regulatory responsibilities over all steps of the manufacturing process (including bulk, finish and fill, labeling and packaging, lot release and management of subcontractors).

Notwithstanding the foregoing, if a Licensed Product incorporates Praecis' proprietary depot formulation as currently anticipated, Praecis shall have final decision making authority (within the COGS category of the Annual Budget) over matters relating solely to such depot formulation, to the extent permitted by regulatory authorities and subject to Amgen having sufficient knowledge of the formulation process to satisfy itself that such formulation process is in compliance with current Good Manufacturing Practices and that there is an ability to perform suitable lot release assays. In order to help preserve the proprietary nature of such formulation, to the extent permitted by regulatory authorities, Praecis will file a drug master file with the FDA (or other regulatory authorities) to make the information regarding such formulation available directly to the FDA (or other regulatory authorities) and Praecis will deal directly with the FDA (or other regulatory authorities) on all matters relating solely to such depot formulation.

         c) SUPPLY PROBLEM. If Praecis (or any subcontractor) shall fail to materially comply with its supply obligations hereunder, then Praecis shall provide to Amgen manufacturing protocols and other manufacturing know-how and information (all of which shall be considered Confidential Information) in order that Amgen may supply the Licensed Products itself or though third parties and the Transfer Price shall be adjusted to reflect the COGS no longer borne by Praecis provided Amgen assumes Praecis' rights and obligations under then existing supply agreements to the extent such rights and obligations are assignable.

         d) AMGEN OPTIONS. Amgen shall have options to supply bulk Licensed Product and/or perform finish and fill services on substantially equivalent terms as Praecis or any third party contract manufacturer, considering economic (maximizing profits), timing and quality considerations. These options may be exercised by Amgen at any time by providing Praecis with not less than 90 days prior written notice. The exercise of these options by Amgen shall not cause Praecis to breach its then existing supply contracts and if such exercise would cause a breach, Amgen and Praecis shall work together in good faith to, if possible, enable Amgen to perform the function for which it has exercised its option.

         e) NEW FORMULATIONS. Either party may develop a new formulation for a Licensed Product outside the R&D Budget and if either party develops such new formulation, then it may offer it to the other party for inclusion in Licensed Products. If so offered and the offer is accepted, the payment obligations hereunder will be adjusted accordingly to reflect the terms agreed by the parties with respect to such new formulation.

         f) SUPPLY TRANSITION. Upon Amgen's written notice to Praecis, not later than June 30, 2000 (or such later date specified by Amgen, but in any event no later than January 1, 2002, whether or not such notice has been given) all supply rights and responsibilities (including all of Praecis' rights and obligations under then existing supply agreements to the extent assignable under such agreements) shall transition to Amgen except with respect to the depot formulation; provided that Amgen shall provide such written notice no less than 45 days prior to the specified date of transition. Therefore, following such transition, to the extent that any of the provisions in this Section 15 are no longer applicable to Praecis because of such transition, such provisions shall no longer have any force and effect (it being understood that in any event the provision in the second sentence of the last paragraph of Section 10 shall continue in effect).

16. COMMERCIALIZATION. Amgen will make all decisions regarding the commercialization and sales and marketing of Licensed Products for all countries in the Licensed Territory and indications, including but not limited to determination of prices, sales and distribution, packaging, labeling, language to be included in the package insert with the FDA, detailing and selection and registration of generic names (i.e. provided by USAN) and trademarks. Notwithstanding the foregoing, Praecis has submitted to USAN an application to use abarelix as the generic name and Amgen will diligently pursue the complete registration of abarelix as the generic name for Abarelix. Amgen will use Commercially Reasonable Efforts to market and sell Licensed Products in the Licensed Territory. To the extent permitted by law, regulation or regulatory authorities, Praecis' logo shall be included on promotional materials and displayed with reasonable prominence. In order to satisfy Praecis' desire for access to patients and physicians, Praecis may, to the extent permitted by applicable laws and regulations and under the guidance and management of Amgen, co-sponsor with Amgen conferences or seminars in the United States chosen by Amgen to target urologists. Praecis may co-promote in the United States a Licensed Product in mutually agreed indication(s) any time after *** full years following launch of a Licensed Product, and upon satisfaction of the following conditions: a) annual Net Sales of Licensed Products in the United States of greater than *** and b) the parties mutually agree that such co-promotion efforts will increase the profitability of Licensed Products. Co-promotion by Praecis will be limited to Praecis field sales force representatives double calling with Amgen's field sales force representatives on urologists' offices. Praecis sales representatives will not call on national accounts. Co-promotion by Praecis will be in accordance with Amgen's sales and marketing plan, under Amgen's training and management and using Amgen's field sales materials. Praecis will be entitled to have a maximum of *** field sales force representatives. The fully loaded cost of the Praecis sales force representatives (calculated at the same rate as the Amgen sales force representatives) shall be included as expenses in the Annual Budget.

17. INTELLECTUAL PROPERTY.

         a) EX PARTE PATENT PROSECUTION. At Amgen's direction, outside counsel which is mutually acceptable to Amgen and Praecis will conduct ex parte patent prosecution of Patent Rights having at least one Praecis or IUF inventor (as determined under U.S. Patent law) included within Collaboration Technology ("Collaboration Patents") in the Licensed Territory, with consideration given to Praecis' input. In the event Amgen elects not to pursue any Collaboration Patents having at least one Amgen inventor (as determined under U.S. Patent
Law), Amgen shall give Praecis the opportunity to do so at Praecis' cost (which shall not be included as an expense of Praecis in determining profits/losses), in which event, Praecis will own any patents issuing thereon.

         b) INTER PARTES PATENT PROSECUTION. Amgen shall have the right but not the obligation to conduct inter partes proceedings relating to all Patent Rights included within Collaboration Technology (including interferences and oppositions), in the Licensed Territory, with consideration given to Praecis' input.

         c) ENFORCEMENT OF PATENT RIGHTS. Amgen shall have the right but not the obligation to enforce all Patent Rights included within the Collaboration Technology against any third party suspected of infringing a claim of a Patent Right included in Collaboration Technology, in the Licensed Territory, with consideration given to Praecis' input.

         d) INFRINGEMENT DEFENSE. Amgen shall have the right, but not the obligation, to defend and control any suit alleging infringement of any patent or other intellectual property right of a third party arising out of the manufacture, use, sale, offer to sell, export or import of a Licensed Product by Amgen or its sublicensees, in the Licensed Territory, with consideration given to Praecis' input.

         e) EXPENSES. Unless otherwise provided above, the expenses incurred by a party in pursuing any of the above activities relating to Patent Rights or any trademark filings, prosecution, enforcement or infringement defense ***.

         f) COOPERATION BETWEEN THE PARTIES. Amgen and Praecis agree to cooperate with each other and to use all reasonable efforts to ensure the cooperation of any of their respective personnel and licensee(s) or licensor(s) as might reasonably be requested in any of the above matters.

18. TERM; TERMINATION.

         a) TERM. This Binding Agreement in Principle shall become effective as of the Signing Date. Unless terminated earlier pursuant to the terms of this
Section 18, this Binding Agreement in Principle will continue in full force and effect until the last to expire of the Patent Rights included in Collaboration Technology. Following such expiration, Amgen shall have a fully paid up, compensation free, perpetual, exclusive license, with a right to sublicense, under the Collaboration Technology, to make, have made, use, sell, offer to sell, export and import Licensed Products in the Field of Use in the Licensed Territory.

         b)  TERMINATION BY AMGEN.

                  (i) TERMINATION FOR MATERIAL ADVERSE CLINICAL DEVELOPMENT. If the results of any clinical trials of the Licensed Products constitute a material adverse change in the commercial prospects of the Licensed Products, then Amgen may terminate this Binding Agreement in Principle anytime within 30 days following its receipt of such clinical trial data.

                  (ii) TERMINATION FOR CONVENIENCE. Amgen may terminate this Binding Agreement in Principle by giving Praecis 90 days prior written notice, and in such event this Binding Agreement in Principle shall be terminated at the end of such 90 day period, provided that in the event of such termination, the parties shall wind up clinical trials, sales and marketing activities and other affairs hereunder in a timely, reasonable and businesslike manner, not to exceed a period of *** months after the end of such ninety-day period. During such *** month period, each party shall be responsible for winding up its own such trials, activities and other affairs at its own expense and Amgen shall provide for an orderly and businesslike transfer of the business to Praecis, including assigning (to the extent permitted by law) all regulatory filings, regulatory approvals and clinical data relating to Licensed Products.

                  (iii) Loan. If Amgen terminates this Binding Agreement in Principle pursuant to b)(i) or b)(ii) above prior to NDA approval of Abarelix for the treatment of prostate cancer and such NDA is subsequently approved prior to January 1, 2002, Amgen shall make available to Praecis a loan in the amount of $60 million (to be used exclusively to finance the launch of Abarelix in the U.S.) bearing interest at 15% per annum, secured by a security interest in all amounts received by Praecis arising from the Collaboration Technology (as well as a right of offset against amounts payable to Praecis hereunder in the event of Praecis' default in repayment when due), including without limitation pursuant to the Synthelabo Agreement, with principal and interest to be repaid within three years and upon commercial terms to be agreed, if all of the following conditions exist:

         a. The loan can reasonably be expected to be repaid from Abarelix sales within three years;
         b. Praecis is a public company as the result of an initial public offering;
         c. Praecis launches and sells the product on its own in the United States (no co-promotion, licensing or other arrangement with any third party);
         d. The loan will be convertible into Praecis stock at the market price existing on the date of issuance;
         e. The loan is requested in writing no later than 30 days following approval of the NDA;
         f. Documentation reasonably satisfactory to Amgen (it being understood that such documentation shall not include any operating or financial covenants).

                  (iv) TERMINATION PURSUANT TO SECTION 20(C). Amgen may terminate this Binding Agreement in Principle upon the terms and subject to the conditions set forth in Section 20(c) hereof.

         c)  TERMINATION FOR DEFAULT.

                  (i) AMGEN DEFAULT. Upon any Default by Amgen hereunder, if Praecis notifies Amgen of such Default and Amgen shall not have cured such Default within 60 days, Praecis may terminate this Binding Agreement in Principle.

                  (ii) PRAECIS DEFAULT. Upon any Default by Praecis hereunder, if Amgen notifies Praecis of such Default and Praecis shall not have cured the Default within 60 days, Amgen may: (1) terminate this Binding Agreement in Principle in whole or on a country by country basis, (2) terminate Praecis' manufacturing rights and *** (in which case Amgen shall assume all of Praecis' rights and obligations under then existing supply agreements to the extent such rights and obligations are assignable) and/or terminate any or all of Praecis' rights hereunder (other than rights to receive payments) and/or (3) deduct from the profits/losses and royalties payable to Praecis any costs, liabilities, damages***, or (4) terminate this Binding Agreement in Principle and retain all licenses to Collaboration Technology granted hereunder, subject to continued payment to Praecis of all payments payable hereunder.

         d) BANKRUPTCY OR ACQUISITION. In the event Praecis shall declare or be declared bankrupt, or upon the acquisition (directly or indirectly, by any third party of 50% or more of the shares of capital stock) of Praecis by a third party, Amgen may: (1) terminate this Agreement in whole or in part on a country by country basis; or (2) terminate Praecis' manufacturing rights and ***(in which case Amgen shall assume all of Praecis' rights and obligations under then existing supply agreements to the extent such rights and obligations are assignable) *** (other than rights to receive payments due hereunder), subject to continued payment to Praecis of all payments payable by Amgen hereunder. Notwithstanding the foregoing, in the case of an acquisition of Praecis by a third party, Amgen shall not have the right set forth in (1) above. Any termination under this subsection d) shall be made in an orderly and businesslike manner.

         e) INJUNCTION. This Binding Agreement in Principle will terminate automatically in the event a final nonappealable order of any court or other governmental body of competent jurisdiction shall have been issued prohibiting, restraining or enjoining the transactions contemplated by this Binding Agreement in Principle and all appeals or rights of appeal shall have been exhausted.

         f) EFFECT OF TERMINATION. Upon termination of this Binding Agreement in Principle in accordance with this Section 18, (i) except as otherwise provided in Section 18(c)(ii) or Section 18(d), all licenses granted to Amgen hereunder shall revert to Praecis and in such event Amgen shall assign (to the extent permitted by law) to Praecis all regulatory filings, regulatory approvals, clinical data and trademarks (including without limitation, trademarks owned by Amgen) relating to Licensed Products, (ii) each party shall be responsible for obligations of such party which accrued prior to such termination and (iii) each party shall be liable for any breach by such party of this Binding Agreement in Principle prior to such termination, except that if such termination is pursuant to Section 18 b) iv), neither Praecis nor Amgen shall have liability for any breach by it of any representation or warranty contained herein.

         g) NO CONSEQUENTIAL DAMAGES. Neither party will be liable for consequential damages incurred by the other party arising out of any breach of this Binding Agreement in Principle.

19. INDEMNIFICATION. Amgen will indemnify Praecis and hold Praecis harmless from all liability, loss, damage and cost arising out of (i) any claims of any nature (other than claims by third parties relating to patent infringement) arising out of the research, development, manufacturing, marketing and/or sale of Licensed Products by, on behalf of or under authority of, Amgen and/or (ii) any representation or warranty by Amgen set forth herein being untrue in any material respect when made or failure by Amgen to perform any of its obligations hereunder. Praecis will indemnify Amgen and hold Amgen harmless from all liability, loss, damage and cost arising out of (i) any claims of any nature (other than claims by third parties relating to patent infringement) arising out of the research, development, manufacturing or promotion of Licensed Products by, on behalf of or under authority of (other than Amgen, its Affiliates, or sublicensees), Praecis and/or (ii) any representation or warranty of Praecis set forth herein (subject to the first sentence of Section 20(c)) having been untrue in any material respect when made or failure by Praecis to perform any of its obligations hereunder. Each party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. For purposes hereof, manufacturing and other activities or obligations to be performed or provided by Praecis shall not be considered to be performed or provided on behalf of, or under authority of, Amgen, its Affiliates or sublicensees.

20. REPRESENTATIONS AND WARRANTIES.

         a) MUTUAL. Each of Praecis and Amgen represents and warrants to the other that as of the Signing Date: i) it is duly incorporated, validly existing and in good standing in its respective state of incorporation, ii) it has the corporate power and authority to execute, deliver and perform this Binding Agreement in Principle and its obligations hereunder, iii) this Binding Agreement in Principle is a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by laws affecting creditors rights generally or by the principles governing the availability of equitable remedies, iv) Praecis' other material contractual obligations do not (1) materially impair the performance by Praecis of any of its material obligations under this Binding Agreement in Principal or (2) conflict with the rights granted to Amgen hereunder, the effect of which would impair any such rights in any material respect (provided that Praecis does not make the representation contained in this clause (iv) with respect to Sections 10.01 and 10.02 of the IUF License Agreement), v) there is not a legal or regulatory constraint on its ability to carry out in all material respects its obligations hereunder.

         b) PRAECIS. Praecis represents and warrants to Amgen that as of the Signing Date:

                  (i) INTELLECTUAL PROPERTY. Praecis owns or possesses adequate licenses or other rights to use all the Praecis Patent Rights set forth in Exhibit A. To the best knowledge of Praecis, the manufacture, use or sale of Abarelix pursuant hereto will not infringe or conflict with any third party right or patent and Praecis is not aware of any pending patent application that if issued would be infringed by the manufacture, use or sale of Abarelix (alone or in connection with the depot formulation described in the patent applications referred to in Exhibit A) pursuant hereto. The Praecis Patent Rights set forth in Exhibit A include all patent rights owned or controlled by Praecis which claim or describe LHRH Antagonist Compounds and related methods. With respect to the patent applications in Exhibit A, Praecis has no knowledge of any prior patent or publication, public use, offer for sale or actual sale that would invalidate the claims of such patent applications, and Praecis has no knowledge of any actions taken by a patent office that would render such patent unenforceable.

                  (ii) IUF LICENSE AGREEMENT. The IUF License Agreement is in full force and effect. Praecis is in compliance in all material respects with all of its obligations thereunder and has delivered to Amgen a true and complete copy thereof together with all amendments. Neither Praecis nor, to the best knowledge of Praecis, IUF is in breach of the IUF License Agreement.

                  (iii) ABARELIX. The data shown by Praecis to Amgen with respect to the current Phase 2 study for Abarelix in prostate cancer is the actual data from such study and is complete through the Signing Date. No patient in any clinical trial of Abarelix has been shown to exhibit antibodies against Abarelix.

                  (iv) MANUFACTURING. Praecis has entered into valid long term contracts for the supply of Abarelix (including the depot formulation) with three subcontractors identified to Amgen. Praecis, through these subcontractors, has the ability to supply large scale commercial quantities of Abarelix (including the depot formulation) consistent with the Long Range Plan and in quality substantially similar to that used in the Phase 2 trials for Abarelix for which Praecis has provided Amgen with clinical data.

                  (v) RESEARCH AND DEVELOPMENT. With respect to the NDA expected to be filed for Abarelix following the completion of the upcoming Phase 3 studies in prostate cancer: (1) ***, (2) *** and (3) ***. Praecis has utilized a sensitive, validated method to detect antibody formation in its clinical trials. With respect to the ***, the minutes of such meeting prepared by Praecis and provided to Amgen are accurate and complete.

         c) AMGEN TERMINATION RIGHT. The representations and warranties in
Section 20 b) iv) and v) shall survive until April 5, 1999 (and thereafter shall cease to be of any further force or effect). In order to give Amgen an opportunity to complete its due diligence in order to verify the accuracy of such representations and warranties, Praecis shall provide Amgen with access to clinical investigators and make available to Amgen all information reasonably requested, including all contract manufacturing sites and records, copies of contracts with all contract manufacturers, copies of all correspondence to or from the FDA and copies of all notes from meetings with the FDA, toxicology and other pre-clinical studies, clinical studies and QA/QC records requested by Amgen. If based on such review Amgen reasonably determines in good faith that any such representation or warranty in Section 20 b) iv) or
v) shall be inaccurate in any material respect as of the Signing Date, then on or prior to April 5, 1999, Amgen may terminate this Binding Agreement in Principle.

21. STANDSTILL. For a period of three years from the date that more than 50% of Praecis' outstanding common stock is publicly traded on a national securities exchange or the NASDAQ National Market, neither Amgen nor any of its "affiliates" or representatives will directly or indirectly, (a) effect or seek, offer or publicly propose to effect, or cause or participate in any way or assist any person to effect or seek, offer or publicly propose to effect or participate in, (i) any acquisition of any securities or material assets of Praecis or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving Praecis or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other business combination with respect to Praecis or its subsidiaries, (iv) any "solicitation" of "proxies" or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group", or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Praecis, (d) take any action which might force Praecis to make a public announcement regarding any of the matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. (Certain terms used but not defined above shall have the meaning given such terms in the Securities Exchange Act of 1934, as amended, or the proxy rules of the Securities and Exchange Commission). The foregoing restrictions shall apply only if and when more than 50% of Praecis' outstanding common stock is publicly traded on a national securities exchange or the NASDAQ National Market. In addition, nothing shall prevent Amgen from: (1) purchasing, selling or holding less than 5% of Praecis common stock, or (2) making offers or proposals at the request of the Board of Directors. The above restrictions shall terminate immediately upon any of the following events: (i) upon the announcement or disclosure or commencement by any third party (other than one or more underwriters in a bonafide public offering) of any proposal or offer to acquire, directly or indirectly, more than 30% of Praecis' outstanding common stock, (ii) upon any acquisition or proposed acquisition by any third party (other than one or more underwriters in a bonafide public offering) of more than 30% of Praecis' outstanding common stock, or (iii) upon the proposal, announcement, disclosure or initiation of any transaction of the type described in subsection (a)(ii) or (iii) of the restrictions.

22. RIGHTS OF FIRST OFFER AND LAST REFUSAL. Amgen shall have a right of first offer and last refusal during the Term to (1) any other Praecis products intended to be sold to urologists or gynecologists and (2) all products in all territories covered by the Synthelabo Agreement in the event that the Synthelabo Agreement shall be terminated for any reason. Therefore, before offering to dispose of any interest in (1) or (2) to any party, Praecis will first seek an offer from Amgen. Following Amgen's submission of an offer, Praecis cannot accept an offer from any third party on terms which, taken as a whole, are less favorable to Praecis than the Amgen offer. Should Amgen's offer in clause (1) above be accepted by Praecis, then Praecis shall have the right to co-promote such product with Amgen, with the size of the Praecis sales force relative to the Amgen sales force to be determined proportional to the relative value of the new product compared to the value of Abarelix. Co-promotion by Praecis will be in accordance with Amgen's sales and marketing plan, under Amgen's training and management and using Amgen's field sales materials.

23. CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, for the term of this Agreement and for five (5) years thereafter, Praecis and/or Amgen, as the case may be (the "Receiving Party"), shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any proprietary data, information and/or materials furnished to it by the other party (the "Disclosing Party") (together with all other data and information deemed Confidential Information of either party herein, "Confidential Information"), except, to the extent that it can be established:
(a) by the Receiving Party that Confidential Information was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect; (b) by the Receiving Party that Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) by a party that Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a party in breach of this confidentiality obligation; or (d) by a party that Confidential Information was disclosed to that party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others.

Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations. Amgen shall further have the right to disclose Confidential Information owned by Praecis or jointly by Amgen and Praecis in developing Licensed Products in connection with conducting pre-clinical and clinical trials and commercializing and promoting Licensed Products. Praecis, with Amgen's prior approval, shall have the right to disclose Confidential Information owned by Amgen or jointly by Amgen and Praecis in connection with Praecis' clinical development activities within the Development Plan.

Data and information arising out of Praecis' activities under the Development Plan will be Praecis Confidential Information and data and information arising out of Amgen's activities under the Development Plan will be Amgen Confidential Information.

24. PUBLICATION. Neither party will publish the structure of any Licensed Product prior to publication of the structure in a patent application and thereafter shall refrain from publishing without the approval of the other party if such publication will materially aid competitors. Each party will submit to the other for review and comment all proposed academic, scientific and medical publications relating to Licensed Products and/or Collaboration Technology no less than ***days prior to submission for publication. Following Amgen's assumption of final decision making authority as set forth in Section 14c), Praecis shall not submit any such publication without Amgen's prior written approval.

25. PUBLIC ANNOUNCEMENTS. The parties agree on the importance of coordinating their public announcements respecting this Binding Agreement in Principle and the subject matter thereof (other than academic, scientific or medical publications which are subject to the publication provision set forth above). Except as required by law, neither party will make any public announcement regarding this Binding Agreement in Principle, Collaboration Technology or Licensed Products (other than academic, scientific or medical publications which are subject to the publication provisions set forth above) without giving the other opportunity to review and comment.

In no event will either party use the name of the other in any press release or public announcement without the prior approval of the named party.

26. [Intentionally omitted]

27. [Intentionally omitted]

28. DOCUMENTATION. The parties acknowledge and agree that this Binding Agreement in Principle contains all of the essential terms of the transactions contemplated hereby and is intended to be, and is, a legally binding agreement. Amgen and Praecis will use good faith efforts to negotiate and execute definitive agreements relating to the transactions set forth herein which will include the terms set forth herein and such other terms as the parties may mutually agree which, upon such execution, will supersede in its entirety this Binding Agreement in Principle.

29. GOVERNING LAW. This Binding Agreement in Principle shall be governed by the laws of the State of California, without reference to the conflicts of law principles thereof.

30. MISCELLANEOUS. Neither this Binding Agreement in Principle nor the activities contemplated hereunder shall be deemed to create a partnership or joint venture for accounting or any other purposes and the parties shall be independent with no right to bind or otherwise act as the agent for the other party.

31. TRADEMARKS. Praecis hereby grants to Amgen exclusive royalty-free licenses to use the Rel-Ease trademark and other trademarks owned by Praecis relating to the Licensed Products in the Field throughout the Licensed Territory, such license to cover the existing and all future forms of such trademark and associated logos, subject to the same terms and conditions set forth in Article 8 of the Synthelabo Agreement.

32. BUSINESS TRANSITION. It is anticipated that prior to January 1, 2002, certain expertise possessed by Praecis personnel shall be utilized and be reflected in FTE charges for the various expense items in the Annual Budget. During this time period Amgen is expected to perform an increasing portion of all activities as reflected in the Long Range Plan, but that some Praecis employees will continue to participate in activities through 2001. After January 1, 2002, Amgen shall be solely responsible for substantially all activities relating to the Licensed Products, excluding manufacturing and supply of the depot formulation which shall remain the responsibility of Praecis. From and after Amgen's assumption of manufacturing and supply responsibility pursuant to
Section 15f), Amgen shall have responsibility for supplying Praecis with Licensed Product for the purpose of Praecis supplying Synthelabo with Licensed Product under the Synthelabo Agreement (excluding the depot formulation which shall remain the responsibility of Praecis). Amgen's supply of Praecis for purposes of the preceding sentence shall be made: (1) at a price determined ***; and (2) ***. After January 1, 2002, Praecis will make its personnel available to Amgen at the then current FTE rate to participate in activities related to this Binding Agreement in Principle, but only following reasonable advance notice by Amgen and with due consideration for such employees' other responsibilities.

33. ENTIRE AGREEMENT OF THE PARTIES. This Binding Agreement in Principle constitutes and contains the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the parties respecting the subject matter hereof.

34. OFFSET. A party (the "first party") shall be entitled to offset against any payments due and payable to the other party hereunder all such amounts due and payable hereunder but not yet paid by such other party to the first party.

                                   DEFINITIONS

AFFILIATE shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person or entity specified. For the purposes of this definition, control shall mean the direct or indirect ownership of at least 50% of the shares of capital stock or other equity interest entitled to vote for the election of directors or equivalent governing body.

ACTUAL EXPENSES shall mean all ***.

ACTUAL PROFITS shall be deemed to have occurred when Net Sales of Licensed Products in a given calendar year exceed Actual Expenses in that calendar year.

COMMERCIALLY REASONABLE EFFORTS shall mean efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage in its product life of similar market potential taking into account efficacy and side effects, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the product and the market involved.

COST OF SALES includes COGS ***.

CUMULATIVE ADJUSTED PROFIT shall be equal to ***

DEFAULT shall mean with respect to a party that (i) any representation or warranty of such party shall have been untrue in any material respect when made or (ii) such party shall have failed to perform any material obligation set forth herein.

G & A shall mean general and administrative.

IMPROVEMENTS shall have the meaning set forth in the IUF License Agreement.

IUF LICENSE AGREEMENT shall mean the License Agreement dated as of October 17, 1996 between Indiana University Foundation ("IUF") and Praecis, as amended.

NET SALES shall mean ***.

PATENTED PRODUCT shall mean a Licensed Product the sale of which without a license would infringe one or more claims of a valid, issued, and enforceable (i.e., the patent is not expired and all maintenance fees due having been paid; and there has been no determination which remains in effect of unenforceability of the patent by a court of competent jurisdiction) patent included in the Collaboration Technology in the country of sale. ***

PATENT RIGHT shall mean patent applications, patents issuing thereon and any extensions or restorations by existing or future extension or restoration mechanisms, including without limitation Supplementary Protection Certificates or the equivalent thereof, renewals, continuations, continuations-in-part, divisions, patents-of-addition, and/or reissues of any patent.

PIVOTAL TRIAL shall mean a clinical trial which, if the defined end-points are met, is intended by Amgen and Praecis as of the start of such trial to be the clinical trial which will constitute sufficient basis for receipt of marketing approval in the United States.

PRAECIS IMPROVEMENTS shall mean all changes in composition, design or manufacture of the Licensed Products by Praecis which result in enhancements or alterations of any component of the Licensed Products with respect to, without limitation, efficacy, safety, drug delivery profiles, stability, shelf-life, dosage, cost, ease of use or styling.

R & D shall mean research and development.

SYNTHELABO AGREEMENT shall mean the License Agreement dated May 13, 1997 by and between Praecis and Synthelabo, as amended by letter dated July 31, 1997 from Synthelabo to Praecis.

UNPATENTED PRODUCT shall mean a Licensed Product the sale of which without a license would not infringe one or more claims of a valid, issued and enforceable (i.e., the patent is not expired and all maintenance fees due having been paid; and there has been no determination which remains in effect of unenforceability of the patent by a court of competent jurisdiction) patent included in the Collaboration Technology in the country of sale. An Unpatented Product shall become, and be, a Patented Product when, and for so long as, it meets the above definition of Patented Product.

                                    EXHIBIT A

                              PRAECIS PATENT RIGHTS

---------------------------- ----------------------- ---------------------------------------------------- ------------------
SERIAL NO.                   FILING DATE             TITLE                                                PATENT NO./ISSUE
                                                                                                          DATE
---------------------------- ----------------------- ---------------------------------------------------- ------------------

US 08/480,494                6-7-95                  LHRH Antagonist Peptides                             5,843,901
                                                                                                          12-1-98
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
US 08/573,109                12-15-95                Methods For Treating Prostate Cancer With LHRH-R     5,780,435
                                                     Antagonists                                          7-14-98
---------------------------- ----------------------- ---------------------------------------------------- -------------------
US 08/755,593                11-25-96                Methods For Treating Prostate Cancer With LHRH       5,843,902
                                                     Antagonists                                          12-1-98
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
PCT/US96/18911               ***                     Methods For Treating Prostate Cancer With LHRH
                                                     Antagonists

---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
US 08/762,747                12-11-96                Pharmaceutical Formulations for Sustained Drug
                                                     Delivery
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------
***                          ***                     ***
---------------------------- ----------------------- ---------------------------------------------------- -------------------

                                    EXHIBIT B

ANSWER 1 OF 1 REGISTRY COPYRIGHT 1999 ACS


RN       183552-38-7 ZREGISTRY
CN       D-Alaninamide, N-acetyl-3-(2-napthalenyl) -D-alanyl-4-cholor-D-
         Phehylalanyl-3-(3-pyridinyl) -D-alanyl-L-seryl-N-methly-L-tyrosyl-D-
         Asparaginyl-L-leucyl-N6- (1-methylethyl) -L-lysyl-L-prolyl-  (9CI)  (CA
         INDEX NAME)
OTHER NAMES:
CN       Abarelix
CN       PPI 149
CN       R 3827
FS       PROTEIN SEQUENCE; STEREOSEARCH
MF       C72 H95 C1 N14 O14
CI       COM
SR       CAS Registry Services
LC       STN Files:   ADISINSIGHT, CA, CAPLUS, DDFU, DRUGU, DRUGUPDATES,
                  TOXLIT, USPATFULL

Absolute stereochemistry.

                                                                        PAGE 1-A

                               [CHEMICAL DIAGRAM]

                                                                        PAGE 1-B

                               [CHEMICAL DIAGRAM]



                     2 REFERENCES IN FILE CA (1967 TO DATE)
                   2 REFERENCES IN FILE CAPLUS (1967 TO DATE)

                                    EXHIBIT C

                       COUNTRIES EXCLUDED FROM TERRITORY*

------------------------------------
*All countries not listed are included in the Territory

--------------------------------------------------------------------------------
Austria                   Belgium            Denmark            Greece

--------------------------------------------------------------------------------
Finland                   France             Germany            Luxembourg

--------------------------------------------------------------------------------
Ireland                   Italy              Liechtenstein      Spain

--------------------------------------------------------------------------------
Monaco                    Netherlands        Norway             Portugal

--------------------------------------------------------------------------------
San Marino                Sweden             Switzerland        United Kingdom

--------------------------------------------------------------------------------
Vatican                   Iceland            Andorra

--------------------------------------------------------------------------------
Belize                    Costa Rica         Guatemala          Honduras

--------------------------------------------------------------------------------
Mexico                    Nicaragua          Panama             San Salvador

--------------------------------------------------------------------------------
Argentina                 Bolivia            Brazil             Chile

--------------------------------------------------------------------------------
Columbia                  Ecuador            French Guyana      Guyana

--------------------------------------------------------------------------------
Paraguay                  Peru               Uruguay            Venezuela

--------------------------------------------------------------------------------
Albania                   Armenia            Azerbaijan         Belarusse

--------------------------------------------------------------------------------
Bosnia/Herzegovina        Bulgaria           Croatia            Czech Republic

--------------------------------------------------------------------------------
Estonia                   Georgia            Hungary            Kazakhstan

--------------------------------------------------------------------------------
Kyrgyzstan                Latvia             Lithuania          Macedonia

--------------------------------------------------------------------------------
Moldavia                  Poland             Romania            Russia

--------------------------------------------------------------------------------
Slovakia                  Slovenia           Tadzhikistan       Turkmenistan

--------------------------------------------------------------------------------
Ukrania                   Uzbekistan         Yugoslavia

--------------------------------------------------------------------------------
Algeria             Benin                      Burkina Faso     Cameroon

--------------------------------------------------------------------------------
Central African     Chad                       Congo            Djibouti
Republic

--------------------------------------------------------------------------------
Gabon               Guinea                     Guinea Bissau    Ivory Coast

--------------------------------------------------------------------------------
Madagascar          Mali                       Mauritania       Morocco

--------------------------------------------------------------------------------
Niger               Rwanda                     Senegal          Seychelles

--------------------------------------------------------------------------------
Tunisia             Zaire                                       South Africa

--------------------------------------------------------------------------------
Iran                Iraq                       Israel           Jordan

--------------------------------------------------------------------------------
Kuwait              Lebanon                    Oman             Saudi Arabia

--------------------------------------------------------------------------------
South Yemen         Syria                      Turkey           Yemen

--------------------------------------------------------------------------------
Cyprus              United Arab Emirates                        Bahrain

--------------------------------------------------------------------------------
Malta                                                           Qatar

--------------------------------------------------------------------------------

PRAECIS PHARMACEUTICALS
LONG RANGE PLAN - ** 1999-2008
MARCH 1999

                                 EXHIBIT D ($MM)

                                       **

                                                                       EXHIBIT E

                             [AMGEN INC. LETTERHEAD]

VIA FAX:  617-731-1908

February 26, 1999

Dr. Marc B. Garnick, MD
Executive Vice President and Chief Medical Officer
Praecis Pharmaceuticals Incorporated
1 Hampshire Street
Cambridge, MA  02139

Dear Marc:

RE: Collaboration of Amgen and Praecis on Abarelix Development

Thank you for your hospitality and patience in hosting the Amgen team on February 24 at the Praecis office in Boston.

I have attached draft minute to document the results of our conversations. Please let me know if you have any corrections. As we discussed, a proposed agenda for our planned meeting in Boston on Monday is attached.

Best regards




William Sheridan


cc: C. Bubser, M. Foote, D. Alu, D. Menchaca, H. Movahhed, J. O'Connor, D. Perry, G. Schwab, T. Ulich

DRAFT
Minutes of Discussion between Amgen and Praecis staff held in Boston February 24th, 1999, 1:00pm - 4:30pm

Attendees:
a)  Section 1 A only.
Praecis: M. Campion, E. Cole, T. English, M. Garnick, M. Gray, C. Kelley, B. Kuca, K. Martha, C. Molineaux
Amgen: C. Bubser, M. Foote, H. Movahhed, G. Schwab, B. Sheridan
PPD by phone:  R. Crawley, J. Conway, T. Hopkins, C. Philput, K. Ferriter

b) All other sections - Continued discussions between M. Garnick and W. Sheridan, 4:30-9:45pm.

I.       PRIORITIES FOR ONGOING CLINICAL PROGRAM AND PRECLINICAL SUPPORT

                                       ***

                      (BALANCE OF OUTLINE IS CONFIDENTIAL.)

                                   Appendix 1

                    Prostate Cancer NDA - Clinical Components

***

***

                                   Appendix 3

                Proposed Agenda for Abarelix R&D Offsite Meeting
                                     Boston
                              Monday, March 1, 1999

Amgen Attendees:
Chris Bubser - Marketing Planning and Development, David Lau - Pharmacokinetic and Drug Metabolism, Dora Menchaca - Clinical Research, Hassan Movahhed - Clinical Affairs, Doug Perry - Marketing Planning and Development, Bill Sheridan
- Product Development, Gisela Schwab - Clinical Research

Praecis Attendees:
Marc Garnick, C. Molineaux, M. Campion, Marc Silver, B. Cooper, Janice Swirski, Kip Martha, Michelle Gray

1. Welcome and Introductions                                          M. Garnick

2. Questions and Clarifications to Minutes of February 24 Meeting All
 ................................................................................

3. NDA filing
 ................................................................................

-  Amgen International Clinical Safety Department contact for Praecis (H.
   Movahhed)

-  ***

-  ***

4. Package Insert and Preferred Product Profile                              C.
   Bubser
 ................................................................................

5. Main Item: Abarelix Product Development Plan
 ................................................................................
      a)  new prostate cancer studies
      b)  endometriosis NDA plan
      c)  BPH
      d)  PIN
      e)  ***
      f)  ***
      g)  summary of timelines
      h)  summary of costs
      i)  requirements international filings in Canada and Australia (brief)
      j)  development of Abarelix in Japan (very brief)

      6. Investigator Meetings, Scientific Meetings, Advisory Panel Workshops, Regulatory Meetings
      ..........................................................................
      -plans and schedules

                                    EXHIBIT F

                               REPAYMENT SCHEDULE

INTEREST

Beginning January 30, 2001 and on January 30 in each year thereafter, Praecis will repay to Amgen all accrued but unpaid interest (through December 31 of the prior year), if any, provided that the final interest payment shall be made on January 30, 2009.

PRINCIPAL

Beginning January 1, 2004, within 30 days after the end of each quarter, Praecis will repay to Amgen principal on a quarterly basis. The principal payments shall be equal to a minimum of 20% of Praecis' share of profits from the sales of Licensed Products. All payments will be applied first to accrued but unpaid interest and then to principal. All principal balances will be repaid by December 31, 2008.